THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGE 3 HAS BEEN REPLACED WITH ASTERISKS.

                                                                Exhibit 10.20(a)

                          PROFESSIONAL DETAILING, INC.

                                       AND

                               IPHYSICIAN NET INC.





                             RELATIONSHIP AGREEMENT





                                FEBRUARY __, 2000

                             RELATIONSHIP AGREEMENT



         This Relationship Agreement (the "Agreement") is made as of the __day of February, 2000 by and between iPhysician Net Inc., a Delaware corporation ("IPNI") and Professional Detailing, Inc., a Delaware corporation ("PDI").

         WHEREAS, PDI is a leading contract sales organization providing customized product detailing programs and other marketing and promotional services, including professional communications and educational services and marketing research and consulting services, to the pharmaceutical industry; and

         WHEREAS, IPNI provides internet and high-speed telecommunications services to enhance the efficiency, quality and convenience of communications between pharmaceutical companies and physicians; and

         WHEREAS, PDI and IPNI desire to enter into a contract sales and outsourcing strategic relationship to enhance the IPNI System and enable the parties to offer a suite of outsourcing services to the pharmaceutical industry which will include, but not be limited to: (i) the provision of contract video detailing sales representatives and services; (ii) the provision and/or management of video detailing call center facilities; (iii) the recruitment of physicians for video based Peer Influence and Clinical Experience meetings, clinical trials, continuing medical education and focus group meetings; (iv) customized marketing research; and (v) medical education and symposia services; and

         WHEREAS, in connection with the strategic relationship PDI will become IPNI's exclusive contract sales organization; and

         WHEREAS, PDI desires to make certain equity investments in IPNI and IPNI desires that PDI acquire certain of its securities.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For the purposes of this Agreement, each of the following defined terms shall have the meaning ascribed to them in this Article for the purposes of this Agreement.

1.1 "CSO" means a person, including individuals, partnerships, limited liability companies, trusts and corporations, providing product detailing programs to the pharmaceutical industry on an outsourced basis.

1.2      "Common Stock" means the common stock, $001 par value, of IPNI.

1.3      "IPNI" means iPhysician Net, Inc., a Delaware corporation.

1.4 "IPNI Channel" means one of the channels on the IPNI System providing access and interactive voice and video capabilities to targeted physicians.

1.5 "IPNI System" means IPNI's interactive audio and video communications system connecting the pharmaceutical and health-care industries to targeted physicians, as such system may be modified from time to time.

1.6      "PDI" means Professional Detailing, Inc., a Delaware corporation.

1.7 "ProtoCall" means ProtoCall, Inc., a New Jersey corporation and wholly-owned subsidiary of PDI.

1.8 "Qualified IPO" means an initial public offering of IPNI common stock that yields gross proceeds to IPNI of at least $40 million, which is managed by Lehman Bros. and William Blair & Company, or such other underwriter as is reasonably approved by PDI.

1.9 "Series D Preferred Stock" means the Series D Preferred Stock of IPNI, the terms of which are described in the Amended and Restated Certificate of Incorporation annexed hereto as Exhibit A-6 (the "Certificate of Incorporation").

1.10 "Series D-1 Preferred Stock" means the Series D-1 Preferred Stock of IPNI, the terms of which are described in the Certificate of Incorporation.

                                   ARTICLE II

                               EQUITY INVESTMENTS

         2.1 As soon as practicable after the execution of this Agreement, subject to the terms and conditions of the Series D and D-1 Preferred Stock Purchase Agreement annexed hereto as Exhibit A-1 (the "Series D Agreement"), PDI agrees to purchase pursuant to the Series D Agreement at the First Closing (as defined therein) and the Company agrees to sell and issue to PDI at the First Closing 83,334 shares of Series D Preferred Stock for aggregate cash consideration of $1.0 million. The conditions to the First Closing shall include, inter alia, the execution and exchange of a Co-Sale Agreement, Investors' Rights Agreement, Voting Agreement (which shall include the designation of a representative of PDI as an observer to IPNI's Board of Directors) and Relationship Agreement in substantially the form of Exhibits A-2 through A-5 annexed hereto, and the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation designating the rights and preferences of the Series D and D-1 Preferred Stock.

         2.2 On the day of, but prior to, IPNI's filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission contemplating a Qualified IPO, subject to the terms and conditions of the Series D Agreement, PDI agrees to purchase at the Second Closing

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(as defined therein) and the Company agrees to sell and issue to PDI at the Second Closing 107,143 shares of Series D-1 Preferred Stock for aggregate cash consideration of $1.5 million.


                                   ARTICLE III

                             EXCLUSIVE RELATIONSHIP

         3.1 IPNI hereby constitutes and appoints PDI as the exclusive CSO in the United States to be affiliated in any respect, directly or indirectly, with the IPNI System. In furtherance of this exclusivity, PDI shall be the sole provider to the pharmaceutical industry on an outsourced basis of contract video detailing sales representatives and services using the IPNI System and video detailing call center facilities and related management services. PDI also shall be a non-exclusive provider of (i) recruitment services of physicians for video-based peer influence and clinical experience meetings, clinical trials, continuing medical education and focus group meetings; (ii) customized marketing research; and (iii) medical education and peer-to-peer promotion or symposia. PDI and Protocol will provide all physician recruitment services as an independent contractor to IPNI on a fee-for-service basis; provided, however, that such fees will be on a "most favored client" basis. PDI and IPNI covenant and agree to jointly and diligently develop a joint business plan, to be completed on or before August 31, 2000, regarding the services referred to herein, all in furtherance of the development and commercialization of the IPNI System. In this respect the parties shall immediately constitute and appoint the PDI/IPNI Joint Marketing Committee (the "Committee"), comprised of three PDI representatives and three IPNI Representatives. The Committee shall meet at least once per calendar quarter until a two-thirds majority of the Committee members determine otherwise.

         3.2 Simultaneous with the execution hereof, PDI and IPNI shall enter into a License Roll-Out Agreement, in substantially the form of Exhibit C annexed hereto, granting PDI the exclusive rights to an IPNI Channel to provide CSO services. The initial term of the license shall be for a three year period, with a PDI option to renew for an additional three year period, provided that PDI is not in breach of the license agreement. The license fee for the initial three year term shall be **** percent **** of any revenue received by PDI on account of services rendered utilizing the IPNI Channel. Thereafter, and for any extension of the initial term, the license fee shall be on a "most favored client" basis. The provisions of Section 3.1 of this Agreement will remain in effect only as long as the license agreement also remains in effect.

         3.3 Simultaneous with the closing of the $1.5 million equity investment by PDI in IPNI contemplated by Section 2.2 of this Agreement, IPNI shall enter into an agreement with Protocol providing for Protocol's provision of physician recruitment services for the IPNI System through a part-time sales force comprised of 50 to 100 representatives for a term of no less than six months. Protocol shall be paid $1.0 million for such services over the term of the agreement based upon "most favored client" rates.

         3.4 IPNI shall not, directly or indirectly, contravene or circumvent PDI's exclusive relationship with IPNI as the exclusive CSO affiliated with the IPNI System.

         3.5 IPNI shall provide to PDI in a timely manner any reports or other information reasonably requested by PDI with respect to the development and operation of the IPNI System, and will, on a monthly basis, provide PDI with the same basic activity reports that it provides to pharmaceutical companies.

                                   ARTICLE IV

                           PUBLICITY; CONFIDENTIALITY

         4.1 PDI and IPNI shall jointly promote the relationship established by this Agreement. In furtherance thereof, PDI shall, as it deems commercially reasonable, include reference to its relationship with IPNI in its promotional materials, capability presentations and proposals. IPNI shall provide in its promotional materials, to the extent it deems commercially reasonable, that PDI is its exclusive CSO affiliated with the IPNI System.

         4.2 The parties agree that in the course of entering into and performing pursuant to this Agreement, they have and will be provided with and have access to information that is designated by the disclosor as confidential and/or proprietary. With respect to such information, the recipient covenants and agrees that, without prior written consent of the disclosor, or except as may be required by law, the recipient shall neither disclose to any third party such information nor permit any third party to have access to such information nor use such information for any purpose other than in furtherance of this Agreement. The foregoing obligation shall not apply to any information which the recipient can demonstrate falls within any of the following categories:

              (i) information which has come within the public domain through no fault or action of the recipient;

              (ii) information which is in the possession of the recipient prior to the time of disclosure by the disclosor or which is independently discovered, after the date hereof, by the recipient without the aid, application or use of the information;

              (iii) information which is obtained after the date hereof by the recipient from any third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to the disclosor with respect to such information; or

              (iv) information that is required by law to be disclosed, provided, however, that in such case the party who may be obligated to so disclose such otherwise confidential information of the other party shall give such other party notice of such required disclosure as soon as reasonably practicable so that such party may have an opportunity to contest such disclosure or obtain protective orders regarding such disclosure.

         4.4 Either party may include reference to this Agreement and the relationship created hereby in any filing effected by it with the United States Securities and Exchange Commission or in a press release, in each instance subject to the prior written approval of the other party, which approval shall no be unreasonably withheld or delayed.

                                    ARTICLE V

                                 REPRESENTATIONS

         5.1 IPNI represents to PDI that, except as might be provided for in the Schedule of Exceptions contained in the Series D and D-1 Preferred Stock Purchase Agreement:

                  (i) IPNI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IPNI is duly qualified to conduct its business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties require such qualification, except where the failure to so qualify would not have a material adverse effect on IPNI;

                  (ii) IPNI has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it;

                  (iii) IPNI has all requisite power and authority to execute and deliver this Agreement and the agreements contemplated hereby (collectively, the "Fundamental Agreements"). The execution and delivery of the Fundamental Agreements and the performance by IPNI of the Fundamental Agreements and the consummation by IPNI of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of IPNI. Each Fundamental Agreement has been, or when delivered will be, duly and validly executed and delivered by IPNI, and, assuming the due authorization, execution and delivery by PDI, will constitute a valid and binding obligation of IPNI, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; neither the execution and delivery by IPNI of the Fundamental Agreements, nor the consummation by IPNI of the transaction contemplated thereby will (a) conflict with or violate any provision of the Articles of Incorporation (as amended) of IPNI, (b) require on the part of IPNI any filing with or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other government or regulatory authority or agency, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any contract, lease, sublease, license, sub-license, franchise, permit, indenture, agreement or mortgage, instrument of indebtedness, security interest or other arrangement to which the IPNI is a party or by which IPNI is bound.

         5.2 PDI represents to IPNI as follows:

                  (i) PDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PDI is duly qualified to conduct its business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties require such qualification, except where the failure to so qualify would not have a material adverse effect on PDI;

                  (ii) PDI has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it;

                  (iii) PDI has all requisite power and authority to execute and deliver the Fundamental Agreements. The execution and delivery of the Fundamental Agreements and the performance by PDI of the Fundamental Agreements and the consummation by PDI of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of PDI. Each Fundamental Agreement has been, or when delivered will be, duly and validly executed and delivered by PDI, and, assuming the due authorization, execution and delivery by IPNI, will constitute a valid and binding obligation of PDI, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; neither the execution and delivery by PDI of the Fundamental Agreements, nor the consummation by PDI of the transaction contemplated thereby will (a) conflict with or violate any provision of the Articles of Incorporation (as amended) of PDI, (b) require on the part of PDI any filing with or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other government or regulatory authority or agency, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any contract, lease, sublease, license, sub-license, franchise, permit, indenture, agreement or mortgage, instrument of indebtedness, security interest or other arrangement to which the PDI is a party or by which PDI is bound.

                                   ARTICLE VI

                            DISCLAIMER OF WARRANTIES,
                   LIMITATION OF LIABILITY AND INDEMNIFICATION

         6.1 IPNI and PDI each disclaims all warranties, express or implied, including, but not limited to, the implied warranty of merchantability and fitness for a particular purpose with respect to the services to be provided by it pursuant to this Agreement. Neither party makes any representations or warranties as to the quality, suitability or merchantability of its services under this Agreement for any purpose or use.

         6.2 PDI shall have no liability to IPNI, except as specifically provided for in the License Roll-Out Agreement, with respect to its furnishing any of the services hereunder except for liabilities arising out of the willful malfeasance, bad faith or gross negligence of PDI or any affiliate of PDI. In addition to its indemnification obligations under the License Roll-Out Agreement, PDI will indemnify, defend and hold harmless IPNI and its officers, directors, employees and agents in respect of all Liabilities (as hereinafter defined) relating to, arising from, asserted against or associated with such willful malfeasance, bad faith or gross. In no event shall PDI or any PDI affiliate have any liability for any incidental, indirect, special or consequential damages, whether or not caused or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages. For the purposes of this Agreement, the terms Liabilities means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, costs and expenses, and similar obligations, including those arising under any law, rule, regulation, action, suit, proceeding (including reasonable attorneys' fees) and any and all costs and expenses relating thereto.

         6.3 IPNI shall have no liability to PDI, except as specifically provided for in the License Roll-Out Agreement, with respect to its furnishing any of the services hereunder except for liabilities arising out of the willful malfeasance, bad faith or gross negligence of IPNI or any affiliate of IPNI. In addition to its indemnification obligations under the License Roll-Out Agreement, IPNI shall indemnify and hold harmless PDI and its officers, directors, employees and agents in respect of all Liabilities related to, arising from, asserted against or associated with such willful malfeasance, bad faith or gross negligence or any breach by IPNI of a representation contained in this Agreement. In no event shall IPNI or any IPNI affiliate have any liability for any incidental, indirect, special or consequential damages, whether or not caused or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages.

PDI shall indemnify and hold harmless IPNI and its officers, directors, employees and agents in respect of all Liabilities relating to a breach by PDI of a representation contained in this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of PDI and IPNI contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and until the expiration of any applicable statute of limitations.

         7.2 TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         7.3 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         7.4 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         7.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight
(48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page, or as subsequently modified by written notice, and (a) if to IPNI, with a copy to Quinn Williams, Esq., Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004-0001 (Fax #
(602) 382-6070) or (b) if to PDI, with a copy to Kenneth S. Rose, Esq., Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 (Fax #
(212) 838-9190).

         7.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other party from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, employees, or representatives is responsible.

         7.8 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         7.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of both parties.

         7.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

         7.11 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         7.12 ENTIRE AGREEMENT. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

         The parties have executed this Agreement as of the date first written above.

                                     IPHYSICIAN NET INC.


                                     By: _________________________________
                                         Peter J. Moriarty
                                         Chairman and Chief Executive Officer


                                     Address:    8777 North Gainey Center Drive,
                                                 Scottsdale, AZ 85258
                                     Fax #:      480-368-2771


                                     PROFESSIONAL DETAILING, INC.


                                     By: _________________________________
                                         Charles T. Saldarini,
                                         Chief Executive Officer

                                     Address:    10 Mountainview Road
                                                 Upper Saddle River, NJ 07458
                                     Fax #:      (201) 248-8445